EXHIBIT 10.1
ATMEL CORPORATION
2005 STOCK PLAN
(AS AMENDED AND RESTATED AUGUST ___, 2008)
NOTICE OF GRANT OF RESTRICTED STOCK UNITS
     Unless otherwise defined herein, the terms defined in the Atmel Corporation 2005 Stock Plan (the “Plan”) shall have the same defined meanings in this Notice of Grant of Restricted Stock Units (the “Notice of Grant”).
     Name:
     Address:
     You have been granted an Award of restricted stock units (“Restricted Stock Units”), subject to the terms and conditions of the Plan and this Notice of Grant, the Restricted Stock Unit Agreement, attached hereto as Exhibit A, and the Performance Matrix, attached hereto as Exhibit B (together, the “Award Agreement”), as follows:

Grant Number:

Grant Date:

Maximum Number
of Restricted Stock Units:	[INSERT]

Performance Period:	[July 1, 2008 through December 31, 2011]

Performance Matrix:	The number of Restricted Stock Units, if any, in which you may vest in accordance with the Vesting Schedule below will depend upon achievement of goals for the Company’s Operating Margin during the Performance Period and will be determined in accordance with paragraph 1 of Exhibit A and the Performance Matrix, attached hereto as Exhibit B.

Vesting Schedule:	The Participant will vest on the date the Administrator determines the number of Restricted Stock Units earned in accordance with paragraph 1 of Exhibit A and the Performance Matrix, attached hereto as Exhibit B (the “Vesting Date”), provided that such determination will be made within [forty-five (45)] days after the end of each Quarterly Performance Period beginning on or after April 1, 2009. Except as otherwise provided in Exhibit A, the Participant will not vest in the Restricted Stock Units unless he or she remains a Service Provider through each Vesting Date.
     Your signature below indicates your agreement and understanding that this Award is subject to and governed by the terms and conditions of the Plan and this Award Agreement. For example, important additional information on vesting and forfeiture of the Restricted Stock Units is contained in paragraphs 3 through 5 of Exhibit A. PLEASE BE SURE TO READ ALL OF EXHIBIT A AND EXHIBIT B, WHICH CONTAIN THE SPECIFIC TERMS AND CONDITIONS OF THIS AWARD AGREEMENT. You further represent that you have reviewed the Plan and this Award Agreement in their entirety, have had an opportunity to obtain the advice of counsel prior to executing this Award Agreement and fully understand all provisions of the Plan and Award Agreement. You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and Award Agreement. You further agree to notify the Company upon any change in the residence address indicated below.

PARTICIPANT:	ATMEL CORPORATION

Signature	By

Print Name	Title

DATED:

Residence Address

EXHIBIT A
ATMEL CORPORATION
2005 STOCK PLAN
(AS AMENDED AND RESTATED AUGUST ___, 2008)
RESTRICTED STOCK UNIT AGREEMENT
   1. Grant.
     1.1. The Company hereby grants to the Participant under the Plan an Award of the Maximum Number of Restricted Stock Units set forth on the first page of this Award Agreement, subject to all of the terms and conditions in this Award Agreement and the Plan.
     1.2. The number of Restricted Stock Units in which the Participant may vest, if any, will depend upon achievement of goals for the Company’s Operating Margin during the Performance Period and will be determined as follows:
          1.2.1. The Company’s Operating Margin for each Quarterly Performance Period will be determined and certified by the Administrator following the end of each such Quarterly Performance Period, but in no event later than [forty-five (45)] days thereafter.
          1.2.2. Following the end of each Quarterly Performance Period beginning with the fourth Quarterly Performance Period, but in no event later than [forty-five (45)] days thereafter, the Administrator will determine and certify the Company’s Current Average Operating Margin and the Company’s Performance Period-To-Date Average Operating Margin.
               1.2.2.1. If the Company’s (i) Performance Period-To-Date Average Operating Margin equals or exceeds [                    ] percent (                    %) and (ii) the Operating Margin for at least four (4) of the Quarterly Performance Periods during the Determination Period equals or exceeds [                    ] percent (                    %), the Administrator then will identify the Percent of Maximum Shares Earned by comparing the Company’s Current Average Operating Margin to the Performance Matrix, attached hereto as Exhibit B. The Participant will vest on the applicable Vesting Date in the number of Restricted Stock Units determined by (y) multiplying the Maximum Number of Restricted Stock Units set forth on the first page of this Award Agreement by the Percent of Maximum Shares Earned determined in accordance with the preceding sentence, rounded down to the nearest whole Share and (z) subtracting the number of any previously vested Restricted Stock Units.
               1.2.2.2. If the Company’s (i) Performance Period-To-Date Average Operating Margin is less than [                    ] percent (                    %) or (ii) the Company’s Operating Margin for at least four of the Quarterly Performance Periods during the Determination Period did not equal or exceed [                    ] percent (                    %), the Participant will not vest in any Restricted Stock Units on the applicable Vesting Date. The number of Restricted Stock Units in which the Participant may vest, if any, will depend upon achievement during subsequent Quarterly Performance Periods of goals for the Company’s Operating Margin.
     1.3. Definitions.
          1.3.1. For purposes of this Award Agreement, “Annual Revenue” will have the meaning ascribed to such term in Section 3(d) of the Plan, but will be determined for each Quarterly Performance Period. Annual Revenue for a Quarterly Performance Period will be adjusted in accordance with Section 3(jj) of the Plan to exclude the Company’s FAS 123R stock compensation expense, legal, accounting and related expenses associated with independent investigations, restructuring and impairment charges, and acquisition related charges incurred during such Quarterly Performance Period.
          1.3.2. For purposes of this Award Agreement, “Current Average Operating Margin” will mean:
               1.3.2.1. As of the end of the fourth Quarterly Performance Period, the average of the Operating Margins for the first four (4) Quarterly Performance Periods;
               1.3.2.2. As of the end of the fifth Quarterly Performance Period, the average of the (4) four highest Operating Margins for the period including such Quarterly Performance Period and the four (4) immediately preceding consecutive Quarterly Performance Periods; and
               1.3.2.3. As of the end of each Quarterly Performance Period thereafter, the average of the (4) four highest Operating Margins for the period including such Quarterly Performance Period and the five (5) immediately preceding consecutive Quarterly Performance Periods.
          1.3.3. For purposes of this Award Agreement, “Determination Period” will mean:
               1.3.3.1. As of the end of the fourth Quarterly Performance Period and the fifth Quarterly Performance Period, the period including the first four (4) Quarterly Performance Periods and the first five (5) Quarterly Performance Periods, respectively;
               1.3.3.2. As of the end of each Quarterly Performance Period thereafter, the period including such Quarterly Performance Period and the five (5) immediately preceding consecutive Quarterly Performance Periods.
          1.3.4. For purposes of this Award Agreement, “Operating Margin” will mean, as to any Quarterly Performance Period, the percentage equal to the Company’s Operating Profit for such Quarterly Performance Period divided by the Company’s Annual Revenue for such Quarterly Performance Period.
          1.3.5. For purposes of this Award Agreement, “Operating Profit” for a Quarterly Performance Period will have the meaning ascribed to such term in Section 3(bb) of the Plan. Operating Profit for a Quarterly Performance Period will be adjusted in accordance with Section 3(jj) of the Plan to exclude the Company’s operating expenses, FAS 123R stock compensation expense, legal, accounting and related expenses associated with independent investigations, restructuring and impairment charges, and acquisition related charges incurred during such Quarterly Performance Period.
          1.3.6. For purposes of this Award Agreement, “Performance Period-To-Date Average Operating Margin” will mean, as of the end of a Quarterly Performance Period, the average of the Operating Margins for the period including such Quarterly Performance Period and all previous Quarterly Performance Periods.
          1.3.7. For purposes of this Award Agreement, “Quarterly Performance Period” will mean each fiscal quarter of the Company that occurs during the Performance Period. For the avoidance of doubt, the Performance Period will consist of fourteen (14) Quarterly Performance Periods commencing on July 1, 2008.
     1.4. When Shares are paid to the Participant in payment for vested Restricted Stock units, par value will be deemed paid by the Participant for each Restricted Stock Unit by services rendered by the Participant to the Company, and will be subject to the appropriate tax withholdings.
   2. Company’s Obligation to Pay. Each Restricted Stock Unit has a value equal to the Fair Market Value of a Share on the date it vests. Unless and until the Restricted Stock Units will have vested in the manner set forth in paragraphs 3 through 5, the Participant will have no right to payment of any such Restricted Stock Units. Prior to actual payment of any vested Restricted Stock Units, such Restricted Stock Units will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.
   3. Vesting Schedule. Subject to paragraphs 4 and 5, the Restricted Stock Units awarded by this Award Agreement will vest in the Participant according to the Vesting Schedule set forth on the first page of this Award Agreement, subject to the Participant’s continuing to be a Service Provider through each such Vesting Date.
   4. Change of Control.
     4.1. In the event of a Change of Control during the Performance Period, the Performance Period shall be deemed to end immediately prior to the Change of Control. The number of Restricted Stock Units in which the Participant shall be entitled to vest shall be the amount equal to (i) fifty percent (50%) of the Maximum Number of Restricted Stock Units set forth on the first page of this Award Agreement less (ii) the number of any previously vested Restricted Stock Units (the difference referred to herein as the “Modified Number of Restricted Stock Units”). Notwithstanding anything to the contrary herein and subject to Section 16(c) of the Plan, the Modified Number of Restricted Stock Units will be scheduled to vest in accordance with the following schedule, subject to the Participant continuing to be a Service Provider through each vesting date:
          4.1.1. If the Change of Control occurs on or prior to December 31, 2008 one-seventh (1/7) of the Modified Number of Restricted Stocks Units, rounded down to the nearest whole Share, will vest on December 31, 2008. The remaining unvested Modified Number of Restricted Stock Units will vest in equal annual installments on each of the next three (3) annual anniversaries of December 31, 2008.

          4.1.2. If the Change of Control occurs after December 31, 2008, but on or prior to December 31, 2009, three-sevenths (3/7) of the Modified Number of Restricted Stock Units, rounded down to the nearest whole Share, will vest on December 31, 2009. The remaining unvested Modified Number of Restricted Stock Units will vest in equal annual installments on each of the next two (2) annual anniversaries of December 31, 2009.
          4.1.3. If the Change of Control occurs after December 31, 2009, but on or prior to December 31, 2010, five-sevenths (5/7) of the Modified Number of Restricted Stock Units, rounded down to the nearest whole Share, will vest on December 31, 2010. The remaining unvested Modified Number of Restricted Stock Units will vest on December 31, 2011.
          4.1.4. If the Change of Control occurs after December 31, 2010, one hundred percent (100%) of the Modified Number of Restricted Stock Units will vest on December 31, 2011.
     4.2. Notwithstanding anything herein to the contrary, in the event the Participant incurs a Termination of Service three (3) months before or within twelve (12) months following a Change of Control on account of a termination by the Company (or any Subsidiary) for any reason other than Cause or on account of a termination by the Participant for Good Reason, then this award immediately will vest in one hundred percent (100%) of the then unvested Modified Number of Restricted Stock Units.
     4.3. Definitions.
          4.3.1. For purposes of this Award Agreement, “Cause” will mean (i) the Participant’s willful and continued failure to perform the duties and responsibilities of his or her position after there has been delivered to the Participant a written demand for performance from the [INSERT THE FOLLOWING FOR ALL EMPLOYEES OTHER THAN THE CEO: CEO] [INSERT THE FOLLOWING FOR THE CEO: Board] which describes the basis for the [INSERT THE FOLLOWING FOR ALL EMPLOYEES OTHER THAN THE CEO: CEO’s] [INSERT THE FOLLOWING FOR THE CEO: Board] belief that the Participant has not substantially performed his or her duties and the Participant has not corrected such failure within 30 days of such written demand; (ii) any act of personal dishonesty taken by the Participant in connection with his or her responsibilities as an employee of the Company with the intention or reasonable expectation that such action may result in the substantial personal enrichment of the Participant; (iii) the Participant’s conviction of, or plea of nolo contendere to, a felony that the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business; (iv) a breach of any fiduciary duty owed to the Company by the Participant that has a material detrimental effect on the Company’s reputation or business; (v) the Participant being found liable in any Securities and Exchange Commission or other civil or criminal securities law action or entering any cease and desist order with respect to such action (regardless of whether or not the Participant admits or denies liability); (vi) the Participant (A) obstructing or impeding; (B) endeavoring to influence, obstruct or impede, or (C) failing to materially cooperate with, any investigation authorized by the Board or any governmental or self-regulatory entity (an “Investigation”). However, the Participant’s failure to waive attorney-client privilege relating to communications with his or her own attorney in connection with an Investigation will not constitute “Cause”; or (vii) the Participant’s disqualification or bar by any governmental or self-regulatory authority from serving in the capacity contemplated by his or her position or the Participant’s loss of any governmental or self-regulatory license that is reasonably necessary for the Participant to perform his or her responsibilities to the Company, if (A) the disqualification, bar or loss continues for more than thirty (30) days, and (B) during that period the Company uses its good faith efforts to cause the disqualification or bar to be lifted or the license replaced. While any disqualification, bar or loss continues during the Participant’s employment, the Participant will serve in the capacity contemplated by his or her position to whatever extent legally permissible and, if the Participant’s employment is not permissible, he or she will be placed on leave (which will be paid to the extent legally permissible).
          4.3.2. For purposes of this Award Agreement, “Change of Control” will mean the occurrence of any of the following events: (i) the consummation by the Company of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; (iii) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing more than 50% of the total voting power represented by the Company’s then outstanding voting securities; or (iv) a change in the composition of the Board occurring within a one-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” will mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transactions described in subsections (i), (ii), or (iii) or in connection with an actual or threatened proxy contest relating to the election of directors of the Company.
          4.3.3. For purposes of this Award Agreement, “Good Reason” will mean the Participant’s termination of employment within ninety (90) days following the end of the Cure Period (as defined below) as a result of the occurrence of any of the following without the Participant’s consent: (i) a material diminution of the Participant’s authority, duties, or responsibilities, relative to the Participant’s authority, duties, or responsibilities in effect immediately prior to such reduction, provided, however, that a reduction of authority, duties, or responsibilities that occurs solely as a necessary and direct consequence of the Company undergoing a Change of Control and being made part of a larger entity will not be considered material, (ii) a material diminution by the Company in the base salary of the Participant as in effect immediately prior to such reduction (unless the Company also reduces the base salary of substantially all other employees of the Company), or (iii) the relocation of the Participant to a facility or a location more than fifty (50) miles from the Participant’s then present location; provided, however, that the Participant must provide written notice to the Board of the condition that could constitute a “Good Reason” event within ninety (90) days of the initial existence of such condition and such condition must not have been remedied by the Company within thirty (30) days (the “Cure Period”) of such written notice.

   5. Forfeiture upon Termination of Continuous Service. Notwithstanding any contrary provision of this Award Agreement, if the Participant ceases to be a Service Provider for any or no reason, the then-unvested Restricted Stock Units (after taking into account any accelerated vesting that may occur as the result of any such termination, including in accordance with Section 4.2 above) awarded by this Award Agreement will thereupon be forfeited at no cost to the Company and the Participant will have no further rights thereunder.
   6. Payment after Vesting. Any Restricted Stock Units that vest in accordance with paragraph 3 or 4 will be paid to the Participant (or in the event of the Participant’s death, to his or her estate) in whole Shares as soon as administratively practicable following the applicable Vesting Date, subject to paragraph 8, but in each such case no later than the date that is two-and-one-half months from the end of the Company’s tax year that includes the Vesting Date. Notwithstanding anything in the Plan or this Award Agreement to the contrary, if the vesting of the balance, or some lesser portion of the balance, of the Restricted Stock Units is accelerated in connection with the Participant ceasing to be a Service Provider (provided that such cessation is a “separation from service” within the meaning of Section 409A, as determined by the Company), other than due to death, and if (x) the Participant is a “specified employee” within the meaning of Section 409A at the time of such cessation and (y) the payment of such accelerated Restricted Stock Units will result in the imposition of additional tax under Section 409A if paid to the Participant on or within the six (6) month period following the Participant ceasing to be a Service Provider, then the payment of such accelerated Restricted Stock Units will not be made until the date six (6) months and one (1) day following the date of such cessation, unless the Participant dies during such six (6) month period, in which case, the Restricted Stock Units will be paid to the Participant’s estate as soon as practicable following his or her death, subject to paragraph 8. It is the intent of this Award Agreement to comply with the requirements of Section 409A so that none of the Restricted Stock Units provided under this Award Agreement or Shares issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. For purposes of this Award Agreement, “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and any proposed, temporary or final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.
   7. Payments after Death. Any distribution or delivery to be made to the Participant under this Award Agreement will, if the Participant is then deceased, be made to the Participant’s designated beneficiary, or if no beneficiary survives the Participant, the administrator or executor of the Participant’s estate. Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.
   8. Withholding of Taxes. Notwithstanding any contrary provision of this Award Agreement, no certificate representing the Shares will be issued to the Participant, unless and until satisfactory arrangements (as determined by the Administrator) will have been made by the Participant with respect to the payment of income, employment and other taxes which the Company determines must be withheld with respect to such shares so issuable. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit the Participant to satisfy such tax withholding obligation, in whole or in part (without limitation) by one or more of the following: (a) paying cash, (b) electing to have the Company withhold otherwise deliverable shares of Common Stock having a Fair Market Value equal to the minimum amount required to be withheld, (c) delivering to the Company already vested and owned shares of Common Stock having a Fair Market Value equal to the amount required to be withheld, or (d) selling a sufficient number of such shares of Common Stock otherwise deliverable to Participant through such means as the Company may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld. If the Participant fails to make satisfactory arrangements for the payment of any required tax withholding obligations hereunder at the time any applicable Shares otherwise are scheduled to vest pursuant to paragraph 3 or 4, the Participant will permanently forfeit such Shares and the Shares will be returned to the Company at no cost to the Company.
   9. Rights as Stockholder. Neither the Participant nor any person claiming under or through the Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book entry form) will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Participant (including through electronic delivery to a brokerage account). After such issuance, recordation and delivery, the Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.
   10. No Effect on Employment or Service. The Participant’s employment or other service with the Company and its Subsidiaries is on an at-will basis only. Accordingly, the terms of the Participant’s employment or service with the Company and its Subsidiaries will be determined from time to time by the Company or the Subsidiary employing the Participant (as the case may be), and the Company or the Subsidiary will have the right, which is hereby expressly reserved, to terminate or change the terms of the employment or service of the Participant at any time for any reason whatsoever, with or without good cause. The transactions contemplated hereunder and the Vesting Schedule set forth on the first page of this Award Agreement do not constitute an express or implied promise of continued employment for any period of time.
   11. Address for Notices. Any notice to be given to the Company under the terms of this Award Agreement will be addressed to the Company at Atmel Corporation, 2325 Orchard Parkway, San Jose, California 95131, or at such other address as the Company may hereafter designate in writing.
   12. Grant is Not Transferable. Except to the limited extent provided in paragraph 7, this Award and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this Award, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this Award and the rights and privileges conferred hereby immediately will become null and void.
   13. Restrictions on Sale of Securities. The Shares issued as payment for vested Restricted Stock Units under this Award Agreement will be registered under U.S. federal securities laws and will be freely tradable upon receipt. However, a Participant’s subsequent sale of the Shares may be subject to any market blackout-period that may be imposed by the Company and must comply with the Company’s insider trading policies, and any other applicable securities laws.

   14. Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Award Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
   15. Additional Conditions to Issuance of Stock. The Company will not be required to issue any certificate or certificates for Shares hereunder prior to fulfillment of all the following conditions: (a) the admission of such Shares to listing on all stock exchanges on which such class of stock is then listed; (b) the completion of any registration or other qualification of such Shares under any U.S. state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, which the Administrator will, in its absolute discretion, deem necessary or advisable; (c) the obtaining of any approval or other clearance from any U.S. state or federal governmental agency, which the Administrator will, in its absolute discretion, determine to be necessary or advisable; and (d) the lapse of such reasonable period of time following the date of vesting of the Restricted Stock Units as the Administrator may establish from time to time for reasons of administrative convenience.
   16. Plan Governs. This Award Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Award Agreement and one or more provisions of the Plan, the provisions of the Plan will govern.
   17. Administrator Authority. The Administrator will have the power to interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Restricted Stock Units have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. No member of the Board or its Committee administering the Plan will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Award Agreement.
   18. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.
   19. Agreement Severable. In the event that any provision in this Award Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Award Agreement.
   20. Modifications to the Award Agreement. This Award Agreement constitutes the entire understanding of the parties on the subjects covered. The Participant expressly warrants that he or she is not accepting this Award Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Award Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Award Agreement, the Company reserves the right to revise this Award Agreement as it deems necessary or advisable, in its sole discretion and without the consent of the Participant, to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A prior to the actual payment of Shares pursuant to this Award of Restricted Stock Units.

   21. Amendment, Suspension or Termination of the Plan. By accepting this Restricted Stock Unit award, the Participant expressly warrants that he or she has received a right to receive stock under the Plan, and has received, read and understood a description of the Plan. The Participant understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time.
   22. Notice of Governing Law. This award of Restricted Stock Units will be governed by, and construed in accordance with, the laws of the State of California, without regard to principles of conflict of laws.
   23. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to Restricted Stock Units awarded under the Plan or future Restricted Stock Units that may be awarded under the Plan by electronic means, or to request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

EXHIBIT B
ATMEL CORPORATION
2005 STOCK PLAN
PERFORMANCE MATRIX FOR RESTRICTED STOCK UNITS
[INSERT MATRIX PERFORMANCE]